Putnam Capital Spectrum Fund, April 30, 2010, annual shareholder report

Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, with all the funds of the Trust voting together as a single class*, as follows:

      				Votes for 		Votes withheld

Ravi Akhoury 			2,566,689,700 		3,929,918
Jameson A. Baxter 		2,566,704,258 		3,915,360
Charles B. Curtis 		2,566,702,967 		3,916,651
Robert J. Darretta 		2,566,745,632 		3,873,986
Myra R. Drucker 		2,566,694,748 		3,924,870
John A. Hill 			2,566,712,158 		3,907,460
Paul L. Joskow 			2,566,754,802 		3,864,816
Elizabeth T. Kennan 		2,566,690,713 		3,928,905
Kenneth R. Leibler 		2,566,733,552 		3,886,066
Robert E. Patterson 		2,566,763,419 		3,856,199
George Putnam, III 		2,566,693,850 		3,925,768
Robert L. Reynolds 		2,566,757,540 		3,862,078
W. Thomas Stephens 		2,566,760,127 		3,859,491
Richard B. Worley 		2,566,734,621 		3,884,997

* Reflects votes with respect to the election of Trustees by funds of the Trust through January 15, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes 		Broker
for		against		Abstentions	non votes

1,256,130 	8,498 		14,288 		579,466

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

Votes		Votes 				Broker
for		against		Abstentions	non votes

1,256,961 	9,395 		12,561 		579,465

All tabulations are rounded to the nearest whole number.